As filed with the Securities and Exchange Commission on January 9, 2009

                                                  Registration No. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                                   ----------

                             PASSUR AEROSPACE, INC.
             (Exact Name of Registrant as Specified in its Charter)

           New York                                      11-2208938
-------------------------------             ------------------------------------
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation or Organization)

                      47 Arch Street, Greenwich, CT, 06830
--------------------------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                            1999 Stock Incentive Plan
                              (Full Title of Plans)

                                 James T. Barry
                             Chief Executive Officer
                                 47 Arch Street
                               Greenwich, CT 06830
                                 (203) 622-4086
                     (Name, Address, including Zip Code, and
                                Telephone Number,
                   including Area Code, of Agent For Service)

                                    Copy to:
                              Dennis J. Block, Esq.
                        Cadwalader, Wickersham & Taft LLP
                           One World Financial Center
                            New York, New York 10281
                                 (212) 504-6000

                                   ----------

      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

|_| Large        |_| Acclerated  |_| Non-accelerated filer  |X| Smaller
    accelerated      filer           (Do not check if a         reporting
    filer                            reporting company)         company

                         CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities       Amount to be      Proposed Maximum Offering        Proposed Maximum            Amount of
to be Registered                        Registered(1)          Price Per Share         Aggregate Offering Price    Registration Fee
--------------------------------------  -------------     --------------------------   -------------------------   -----------------
1999 Stock Incentive Plan
-------------------------
Common Stock, par value, .01 per share   1,785,500(2)                       $ .74(3)               $1,321,270                 $59.93
Common Stock, par value, .01 per share     381,167(4)                       $1.75(5)               $667,042.25                $26.21
Total                                    2,166,667                                                                            $86.14

(1) Plus such indeterminate number of shares pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), as may be issued in respect of stock dividends, recapitalizations, stock splits, reorganizations, mergers, consolidations, combinations or exchanges of shares and similar transactions.

(2) Represents the registration of an aggregate of 1,785,500 shares of common stock of PASSUR Aerospace, Inc., issuable upon exercise of options granted under the 1999 Stock Incentive Plan.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933, as amended, based on the weighted average exercise price of $.74 for 1,785,500 of the shares to be registered under this Registration Statement.

(4) Represents the registration of an aggregate of 381,167 shares of common stock of PASSUR Aerospace, Inc., issuable upon exercise of options reserved for grant under the 1999 Stock Incentive Plan.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the common stock as reported on the OTC Bulletin Board on January 8, 2009.

                                EXPLANATORY NOTE

      PASSUR Aerospace, Inc. (the "Company") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register (i) issuances of 1,785,500 shares of common stock, par value $.01 per share ("Common Stock"), of the Company upon the exercise of options previously granted under the 1999 Stock Incentive Plan (the "1999 Plan") and (ii) future issuances of up to 381,167 shares of Common Stock under the 1999 Plan. This Registration Statement also includes a reoffer prospectus prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. This reoffer prospectus may be used by certain employees, officers, directors and consultants of the Company to sell or otherwise dispose of securities received as grants under, or as a result of the exercise of stock options granted under, the 1999 Plan.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

      The documents containing information specified in Part I of Form S-8 will be sent or given to individuals eligible to participate in the 1999 Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Those documents and the documents incorporated by reference into this Registration Statement, taken together, constitute prospectuses that meet the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

                             PASSUR AEROSPACE, INC.

                               1,785,500 Shares of
                                  Common Stock

      Pursuant to this prospectus, certain of our officers, employees, directors and consultants may sell for their own accounts up to 1,785,500 shares of our common stock. We will issue these shares of our common stock to such selling shareholders upon their exercise of options now or hereafter granted pursuant to our 1999 Stock Incentive Plan. All net proceeds from the sale of the shares of common stock offered by this prospectus will go to the selling shareholders. We will not receive any proceeds from such sales.

      The selling shareholders may offer their shares of common stock through public or private transactions, in the over-the-counter markets or on any exchanges on which our common stock is traded at the time of sale, at prevailing market prices or at privately negotiated prices. The selling shareholders may engage brokers or dealers who may receive commissions or discounts from the selling shareholders. We will pay substantially all of the expenses incident to the registration of such shares, except for the selling commissions.

      Our common stock is traded on the OTC Bulletin Board under the symbol "PSSR.OB" The closing price of our common stock as reported on the OTC Bulletin Board on January 7, 2009, was $ 2.00 per share.

      INVESTMENT IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGE 4. YOU SHOULD CONSIDER SUCH RISK FACTORS BEFORE INVESTING IN OUR COMMON STOCK.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is January 9, 2009.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION 1

BUSINESS. 3

RISK FACTORS 4

FORWARD-LOOKING STATEMENTS 8

DILUTION 9

SELLING STOCKHOLDERS 10

PLAN OF DISTRIBUTION 14

LEGAL MATTERS 15

EXPERTS 15

                              AVAILABLE INFORMATION

      We have not authorized any dealer, salesperson or any other person to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, you must not rely upon such information or representations as having been authorized by us or the selling shareholders. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered by this prospectus in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus will, under any circumstances, create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

      We file annual, quarterly, and current reports with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference room located at 100 F Street, N.E., Washington, D.C. 20549. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's web site is: http://www.sec.gov.

      We have filed with the Securities and Exchange Commission a registration statement on Form S-8 (of which this prospectus is a part) under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information presented in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements in this prospectus describing or summarizing any contract or other document are not complete, and you should review the copies of those documents filed as exhibits to the registration statement for more detail. You may read and copy the registration statement at the principal office of the Securities and Exchange Commission in Washington, D.C. or from its website.

      The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission automatically will update and supersede such information.

      The following documents, as filed with the Securities and Exchange Commission (the "Commission") by PASSUR Aerospace, Inc. (the "Company") are incorporated herein by reference:

      (1) The Company's Annual Report on Form 10-K (including the portions of the Company's proxy statement incorporated by reference therein) for the fiscal year ended October 31, 2007, filed with the Commission on January 29, 2008;

      (2) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2008, April 30, 2008 and July 31, 2008, filed with the Commission on March 17, 2008, June 16, 2008 and September 15, 2008, respectively;

      (3) The Company's Current Reports on Form 8-K, filed with the Commission on January 17, 2008 and April 22, 2008; and

      (4) The description of the Company's Common Stock contained in the Company's Form 8-A, filed with the Commission on March 4, 1974.

      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing such documents.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

                                    BUSINESS

      The Company's principal business is to provide timely, critical information and solutions to aviation organizations from its proprietary PASSUR(R) network of live, unique flight information, incorporating decision support software, analytics, as well as web-delivered collaborative decision solutions.

      PASSUR is an information company with a unique aviation database and private international network of proprietary passive radars located at more than 100 airports world-wide, including 34 of the top 35 U.S. airports - from which it derives and sells PASSUR information, analytics, and decision support tools to improve the operational efficiency of aviation organizations as well as provide safety and security services for government organizations. The passive radar network currently processes ADS-B as well as Mode A, C, and S messages.

      PASSUR offers unique user friendly information as well as decision algorithms which provide innovative commercial air traffic solutions to over 50 airports (including 8 of the top 10 in the U.S), dozens of airlines (including 7 of the top 10 US-based airlines), and more than 200 corporate aviation customers, as well to the US Government. Our customers acknowledge that the use of PASSUR information and decision tools generate significant cost savings and helps them make better and more economic decisions.

      The Company's goal is to enhance the efficiency and security of the airspace and save customers money by providing timely, critical information and solutions to commercial and government organizations. The Company believes there is a significant opportunity for PASSUR to become the standard in an industry where information capabilities are fragmented, standardized information is lacking, and where only limited means of sharing and communicating information currently exist.

      PASSUR delivers these tools primarily on "web dashboards," which are portals which aggregate many different sets of information on one web-accessed page. Almost all of the PASSUR solutions have a live or real-time component, but most also include alerts, decision support, collaborative components, immediate playback or review, and analysis. Specific applications and solutions include the following, all of which can easily be combined and integrated:

      1. Real-time live flight tracking information and estimated times of arrival (ETA's) for airlines and airports to minimize diversions and connection costs, including ground service and baggage handling, and to reduce the incidence of unmet aircraft. Cost savings using PASSUR solutions have been shown by industry analysts to generate significant cost savings dollars annually at each airport location;

      2. Applications to improve airport/airline/air traffic coordination to minimize costly disruptions caused by weather, security, and other irregular operations;

      3. Analytics and collaborative decision making solutions to reduce the severity of ground delay programs - these programs are primarily used by airlines and air traffic organizations;

      4. Accurate landing fee software and analytics and an integrated Landing Fee Management Program used to maximize airport landing fee revenue;

      5. Rapid response software allowing immediate early notification, live monitoring, and replays of flight events for Homeland Security and military applications as well as improving the efficiency and safety of airline/airport operations;

      6. Information and software to airports to help educate their communities about noise management;

      7. Information and decision support software used by corporation aviation organization to improve marketing, sales and customer service.

Our products are protected by multiple patents and patent pending applications. More information can be found on our web site at www.passur.com. Information on our web site is not part of this prospectus.

                                  RISK FACTORS

      You should carefully consider the following risks, as well as the other information contained in this prospectus, before investing in shares of our common stock. If any of the following risks actually occur, our business could be harmed. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment. You should refer to the information set forth in this prospectus and our financial statements and the related notes included elsewhere in this prospectus.

The Company has in the past incurred operating losses and negative cash flows from operations.

      While the Company had net income for the first nine months ended July 31, 2008 and fiscal years 2007 and 2006, it incurred significant net losses during the previous five fiscal years. The Company had net income of approximately $406,000 and $455,000 for the first nine months ended July 31, 2008 and for the year ended October 31, 2007, and generated net income of $103,000 for the fiscal year ended October 31, 2006. As of July 31, 2008, the Company's accumulated deficit was approximately $9,048,000. The Company's ability to maintain profitability will depend upon its ability to generate significant increased revenues through new and existing customer agreements, additional services and/or products offered to existing customers and to control the costs associated with the business operations. There is no guarantee that the Company will be able to execute on these requirements. If the Company becomes profitable for a specific reporting period, it still may not be able to sustain or increase its profits on a quarterly or annual basis in the future.

The Company's success is dependent on the aviation industry. If the Company does not execute its business plan or if the market for its services fails to develop due to the depressed aviation industry, its results of operations and financial results could continue to be adversely affected.

      The Company's revenues are solely derived from the aviation industry. The Company's future revenues and results of operations are dependent on its continued execution of its subscription-based revenue strategy and development of new software solutions and applications for the aviation industry. Due to the depressed aviation industry, it is not assured that the Company will be able to continue to report growth in its subscription-based business or sustain its current subscription business. If the Company is unable to sustain and/or increase its levels of revenues, and it is not successful in reducing costs, its cash requirements may increase and the results of operations will continue to be adversely affected.

      Additionally, the aviation industry has been impacted by budgetary constraints and airline bankruptcies due to the downturn in the current economy, the terrorist events of September 11, 2001 and the war on terrorism. The aviation industry is extensively regulated by government agencies, particularly the FAA and The National Transportation Safety Board. New air travel regulations have been, and management anticipates will continue to be, implemented that could have a negative impact on airline and airport revenues. Since substantially all of the Company's current revenues are derived from either airports or airlines, continued increased regulations of the aviation industry or continued downturn in the economic situation of the aviation industry could have a material adverse effect on the Company.

Reliance on the Company's quarterly operating results as an indication of future results is inappropriate due to potential significant fluctuations.

      The Company's future revenues and results of operations may fluctuate significantly due to a combination of factors, including:

      o Delays and/or decreases in the signing and invoicing of new contracts;

      o The length of time needed to initiate and complete customer contracts;

      o Revenues recognized from one-time sales events (selling or upgrading systems) versus subscription based sales;

      o The introduction and market acceptance of new and enhanced products and services;

      o The costs associated with providing existing and new products and services;

      o Economic conditions in the United States and the impact on the aviation industry of the terrorist events of September 11, 2001 and continued war or terrorism; and

o The potential of future terrorist acts against the aviation industry.

   Accordingly, quarter-to-quarter comparisons of its results of operations should not be relied on as an indication of performance. It is possible that in future periods results of operations may be below those expected based upon previous performance.

The Company may be unable to raise additional funds to meet operating capital requirements in the future.

      While the Company's operations were cash flow positive as of July 31, 2008, and in fiscal year 2007, the Company's debt as of July 31, 2008 increased $600,000 from the end of the prior fiscal year to fund its investment during the year in the PASSUR(R) network. The Company had an accumulated deficit of approximately $9,048,000 as of July 31, 2008. The Company has incurred significant negative cash flows from operations over previous fiscal years. It has obtained a commitment from its significant shareholder and Chairman to provide the resources necessary to meet working capital and liquidity requirements through August 13, 2009. However, future liquidity and capital requirements are difficult to predict, as they depend on numerous factors, including the maintenance and growth of existing product lines and service offerings, as well as the ability to develop, provide and sell new products in an industry for which liquidity and resources are already adversely affected. The Company has significant cash requirements, which are expected to continue in the future. The Company may need to raise additional funds in order to support discretionary capital expenditures and execute its business plan. These funds in some cases may be beyond the scope and normal operating requirements for which the Company has a commitment from its significant shareholder and Chairman and therefore, may not be approved and/or funded. In such case, the Company may be required to seek alternate sources of financing (which may not be available on favorable terms or at all) or abandon such activities by either: (i) terminating or eliminating certain operating activities; (ii) terminating personnel; (iii) eliminating marketing activities; and/or (iv) eliminating research and development programs. If any of the aforementioned occurs, the Company's ability to expand could become adversely affected.

A limited number of customer contracts accounts for a high percentage of the Company's revenues, and the inability to replace a key customer contract could adversely affect our results of operations, businesss, and financial condition.

      The Company relies on a small number of customer contracts for a large percentage of its revenues and expects that a significant percentage of its revenues will continue to be derived from a limited number of customer contracts. The Company's business plan is to obtain additional customers, but anticipates that near term revenues and operating results will continue to depend on large contracts from a small number of customers. Additionally, the aviation industry, particularly the airline sector, has experienced several Chapter 11 bankruptcy filings recently. Any Chapter 11 filings by our existing customers may adversely affect our ability to continue such services and collect payments due to the Company by such customers. As a result of this concentration of our customer base, an inability to replace one or more of these large customer contracts could materially adversely affect our business, financial condition, operating results and cash flow.

The software business for the aviation industry is highly competitive, and failure to adapt to the changing industry needs could adversely affect our results of operations, business and financial condition.

      The industry in which we compete is marked by rapid and substantial technology change, the steady emergence of new companies and products, as well as evolving industry standards and changing customer needs. We compete with many established companies in the industry we serve, and some of these companies may have substantially greater financial, marketing and technology resources, larger distribution capabilities, earlier access to potential customers, and greater opportunities to address customers' various information technology requirements. As the aviation industry seeks to be more cost effective due to the continued economic downturn, product pricing becomes increasingly important for our customers. As a result we may experience increased competition from certain low-priced competitors. To remain competitive, we continue to develop new products and continue to enhance existing products. We may be unsuccessful in our ability to sell new products and/or product releases that meet the needs of our industry in light of low-cost, less functional alternatives available in the market. In addition, the pricing of new products or releases of existing products may be above that required by the market place. Our inability to bring such new products or enhancements to existing products to the market in a timely manner or the failure for these products to achieve industry acceptance could adversely affect our business, financial condition, operating results, and cash flow.

The Company depends upon certain key personnel and may not be able to retain these employees.

      The Company's future performance depends on the continued services of its key technical and engineering personnel. Significant improvements have been made in the past year to address such issues, in particular, technical redundancy, but the Company continues to depend on the efforts of a limited number of key personnel. The employment of any of the Company's key personnel could cease at any time, which could have an adverse affect on our business.

The PASSUR(R) Network could experience disruptions, which could affect the delivery of data.

      The Company's network infrastructure is maintained and hosted by AT&T through an existing frame-relay network. If AT&T experiences system failures or fails to adequately maintain the frame-relay network, the Company may experience interruption of delivery of data / software services and customers may terminate or elect not to continue to subscribe to these services in the future. The Company's network infrastructure may be vulnerable to computer viruses, break-ins, denial of service, attacks, and similar disruptive problems. Computer viruses, break-ins, denial of service, attacks or other problems caused by third parties could lead to interruptions, delays, or cessation in service to customers. There is currently no existing technology that provides absolute security. Such incidents could deter potential customers and adversely affect existing customer relationships.

The Company may be subject to new government regulations relating to the distribution of flight-tracking data.

      The Company currently maintains strict safety regulations for its data in order to comply with current government regulations. Due to the continued growing safety needs and concerns of the aviation industry, new government regulations may be implemented. Such new regulations may, in some cases, hinder the Company's ability to provide current and/or additional services.

Unauthorized use of the Company's intellectual properties by third parties may damage and/or adversely affect our business.

      We regard our trademarks, trade secrets, and all other intellectual property as critical to our future success. Unauthorized use of our intellectual property by third parties may damage and/or impair our business. Our intellectual property includes exclusive licenses to use patents held by third parties, as well as Company-owned patents and patents pending. We rely on trademarks, trade secrets, patent protection, and contracts, including confidentiality and non-exclusive license agreements with our customers, employees, consultants, strategic partners, and others, to protect our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without our prior knowledge and/or authorization. Prosecuting infringers could be time consuming and costly, and, irrespective of whether or not the Company is successful, could disrupt our business.

      The Company currently has the exclusive license rights to use thirteen patents in the United States and various foreign countries, relating to the Company's PASSUR(R) System and related technologies. The licensed patents expire in various years through 2013.

      We currently own four issued patents, and twenty-one additional patents are pending with the United States Patent Office, some of which relate to newly developed internet-based software applications, derived in large part from the data generated from the Company's PASSUR(R) systems. The issued and allowed patents expire in various years through 2023. We also intend to seek additional patents for our products and technological advances and/or software applications, when appropriate. There can be no assurance that patents will be issued for any of our pending or future patent applications, or that any claims allowed from such applications will be of sufficient scope, or provide adequate protection, or any commercial advantage to the Company. Additionally, our competitors may be able to design around our patents and possibly affect our commercial interests.

      The Company also owns a federal trademark registration in the mark PASSUR(R) for use with both the PASSUR(R) hardware system installation and the software products which use the data derived from PASSUR(R) and other sources. The PASSUR(R) federal registration will allow the Company to enforce its rights in the mark in the federal court system. The registration does not assure that others will be prevented from using similar trademarks in connection with related products and/or services.

Defending against intellectual property claims could pose significant legal and professional costs, and if unsuccessful, could adversely affect the Company.

      We cannot guarantee that our future products, technologies and software applications will not inadvertently infringe upon valid patents or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others. Investigation of any claims from third parties alleging infringement of their intellectual property, whether with or without merit, can be expensive and could affect development, marketing, selling, or delivery of our products. Defending against intellectual property infringement claims could be time consuming and costly, and, irrespective of whether or not the Company is successful, could disrupt our business. We may incur substantial expenses in defending against these third party claims, regardless of their merit. Successful infringement claims against the Company may result in significant monetary liability and could adversely affect our business, financial condition, operating results and cash flow.

                           FORWARD-LOOKING STATEMENTS

      This Prospectus contains forward-looking statements regarding the Company's future plans, objectives, and expected performance. The words "believe," "may," "will," "could," "should," "would," "anticipate," "estimate," "expect," "project," "intend," "objective," "seek," "strive," "might," "likely result," "build," "grow," "plan," "goal," "expand," "position," or similar words, or the negatives of these words, or similar terminology, identify forward-looking statements. These statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties, and a number of factors could cause the Company's actual results to differ materially from those expressed in the forward-looking statements referred to above. These factors include, among others, the uncertainties related to the ability of the Company to sell data subscriptions from its PASSUR(R) network and to make new sales of its PASSUR(R) and other product lines (due to potential competitive pressure from other companies or other products), as well as the current uncertainty in the aviation industry due to terrorist events, the war on terror, and airline bankruptcies. Other uncertainties which could impact the Company are uncertainties with respect to future changes in governmental regulation and the impact that such changes in regulation will have on the Company's business. Additional uncertainties are related to a) the Company's ability to find and maintain the personnel necessary to sell, manufacture, and service its products, b) its ability to adequately protect its intellectual property, c) its ability to secure future financing and d) its ability to maintain the continued support of its significant shareholder. Readers are cautioned not to place undue reliance on these forward-looking statements, which relate only to events as of the date on which the statements are made and which reflect management's analysis, judgments, belief, or expectation only as of such date. The Company undertakes no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                    DILUTION

      This Prospectus relates to sales of shares held by the Selling Stockholders. Such sales will not result in any dilution to the net tangible book value per share of our common stock before and after the sales. Prospective investors should be aware, however, that the market price of shares being sold may not bear any rational relationship to net tangible book value per share. As of July 31, 2008, the net tangible book value per outstanding share of our common stock was $ (1.52).

                              SELLING STOCKHOLDERS

      This Prospectus relates to shares of common stock that have been acquired by the Selling Stockholders named below pursuant to our 1999 Plan.

      Each of the Selling Stockholders is an officer, employee, director, former director or estate of a former director, or consultant of PASSUR Aerospace, Inc.

      The following table sets forth:

      o the name and principal position, or positions, over the past three years, with the Company of each Selling Stockholder;

      o the number of shares of Common Stock of each Selling Stockholder beneficially owned as of January 6, 2009;

      o the number of shares of Common Stock acquired by each Selling Stockholder pursuant to the Plan and being registered under this Registration Statement, some or all of which shares may be sold pursuant to this Prospectus; and

      o the number of shares of Common Stock and the percentage, if 1% or more, of the total class of Common Stock outstanding to be beneficially owned by each Selling Stockholder following this offering, assuming the sale pursuant to this offering of all shares acquired by such Selling Stockholder pursuant to the Plan and registered under this Registration Statement.

      There is no assurance that any of the Selling Stockholders will sell any or all of the shares offered by them under this Registration Statement. The address of each Selling Stockholder is c/o PASSUR Aerospace, Inc., 47 Arch Street, Greenwich, CT, 06830.

      This table reflects the Selling Stockholders who are eligible to resell and the number of shares available to be resold by such Selling Stockholders.

                                                                                           Shares
                                                                                     Beneficially Owned
                                               Shares                               After This Offering(3)
Selling Stockholders and Principal          Beneficially   Shares Covered by This   ----------------------
    Positions with the Company                Owned(1)         Prospectus(2)        Number    Percentage
-----------------------------------------   ------------   ----------------------   -------   ------------

Graziani, Paul                                   101,667                   95,000    15,000            -
    Director

Whitman, Bruce                                   229,667                   95,000   143,000            3%
    Director

Morgan, James                                     76,667                   85,000         -            -
    Director

Schilling, Richard                                33,000                   30,000     3,000            -
    Director

Baker, Robert                                     15,000                   15,000         -            -
    Director, August, 2002 to April, 2003
    (Estate of a deceased Director)

Barry, James,                                    399,500                  399,500         -            -
    Chief Executive Officer

Keller, John                                     224,500                  107,500   117,000            3%
    Executive Vice President

Cole, James,                                     179,400                  140,000    39,400            1%
    Senior Vice President -
    Research and Development

Dunsky, Ron                                      165,000                  165,000         -            -
    Vice President of Marketing

Marcella, Matthew                                130,000                  115,000    15,000            -
    Vice President - Software Development

Devaney, Jeff                                     80,000                   80,000         -            -
    Chief Financial Officer

Safrenek, Ed                                       3,333                    5,000         -            -
    Programmer

Stringer, Matt                                     3,333                    5,000         -            -
    Programmer

Prassad, V.G.                                      3,333                    5,000         -            -
    Programmer

Johns Alter, Renee                                24,833                   37,500         -            -
    Sales Director

Cinello, Tim                                      40,000                   40,000         -            -
    Sales Director

O'Halloran, Tom                                   34,833                   47,500         -            -
    Sales Director

Masella, Peter                                     1,000                    5,000         -            -
    Sales Operations Coordinator

Danto, Evan                                        1,500                    7,500         -            -
    Business Analyst

                                                                                           Shares
                                                                                     Beneficially Owned
                                               Shares                               After This Offering(3)
Selling Stockholders and Principal          Beneficially   Shares Covered by This   ----------------------
    Positions with the Company                Owned(1)         Prospectus(2)        Number    Percentage
-----------------------------------------   ------------   ----------------------   -------   ------------

Romano, Robert                                    11,000                   11,000         -            -
    Hardware Technician

Pawson, Richard                                   17,000                   17,000         -            -
    Technical Support

Venkatesh, Sandilya                                  500                    2,500         -            -
    Staff Engineer

Grimaldi, Marianne                                   500                    2,500         -            -
    Testing / Technical Support

Sloan, Steve                                      17,000                   17,000         -            -
    Contract Administrator

Fierro, Bonnie                                     1,333                    2,000         -            -
    Accounting Manager

Sullivan, Linda                                   14,000                   14,000         -            -
    Consultant

Anderson, Judie                                      500                    2,500         -            -
    Controller

Siadat, Barry                                     90,000                   85,000     5,000            -
    Consultant

Bachana, Yitzhak                                  10,000                   10,000         -            -
    Former Director

Damis, Bob                                         6,667                   10,000         -            -
    Consultant

Sarahad, Nadder                                    1,667                    2,500         -            -
    Consultant

Cappuzzello, Carmelo                               1,000                    5,000         -            -
    Sales Director

White, Tom                                         4,000                   40,000         -            -
    Sales Director

Simpson, Heather                                     200                    1,000         -            -
    Executive Assistant

Scott, Richard                                         -                   75,000         -            -
     Senior Vice President of Sales

Park, Harold                                         200                    1,000         -            -
    Customer Support Specialist

Roe, Fredrick                                          -                    5,000         -            -
    Sales Director

Trujillo, Michael                                      -                    2,000         -            -
    Programmer

Chelsey, Collaro                                       -                    1,000         -            -
    Customer Service Representative

(1) Each person named in the table has sole voting and investment power with respect to all common stock listed as owned by that person or entity. Shares beneficially owned include shares that may be acquired pursuant to options and warrants exercisable within 60 days of the date of this reoffer prospectus.

(2) Includes all shares registered for the account of each Selling Stockholder whether or not exercisable within 60 days of the date of this reoffer prospectus.

(3) Assuming the sale of all shares registered for the account of the Selling Stockholders whether or not exercisable within 60 days of the date of this reoffer prospectus.

(4) Ownership percentages are based on 4,146,448 shares of common stock outstanding as of July 31, 2008. With respect to each person, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of outstanding shares at such date and the number of shares such person has the right to acquire upon exercise of options or warrants that are currently exercisable or are exercisable on or before March 9, 2009.

      Unnamed non-affiliates of PASSUR Aerospace, Inc., each of whom may sell up to the lesser of 1,000 shares of common stock or 1% of the shares of common stock issuable under the 1999 Plan, may use this reoffer prospectus for reoffers and resales.

                              PLAN OF DISTRIBUTION

      Shares covered by this Prospectus will be sold by the Selling Stockholders as principals for their own account. We will not receive any proceeds from sales of any shares by Selling Stockholders.

      The Selling Stockholders may sell shares pursuant to this Prospectus from time to time:

            o in transactions (including one or more block transactions) on the OTC Bulletin Board;

            o     in the public market off the OTC Bulletin Board;

            o     in privately negotiated transactions; or

            o     in a combination of such transactions.

      Each sale may be made either at the market price prevailing at the time of sale or at a negotiated price. Sales may be made through brokers or to dealers, and such brokers or dealers may receive compensation in the form of commissions or discounts not exceeding those customary in similar transactions. Any shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. All expenses of registration incurred in connection with this offering are being borne by PASSUR Aerospace, Inc., but all brokerage commissions and other expenses incurred by a Selling Stockholder will be borne by that Selling Stockholder.

            The Selling Stockholders and any dealer acting in connection with the offering or any broker executing a sell order on behalf of a Selling Stockholder may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of shares by a Selling Stockholder and any commissions or discounts received by any such broker or dealer may be deemed to be underwriting compensation under the Securities Act. In addition, any such broker or dealer may be required to deliver a copy of this Prospectus to any person who purchases any of the shares from or through such broker or dealer.

                                  LEGAL MATTERS

      Certain legal matters with respect to the validity of the shares of common stock offered by this reoffer Prospectus will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York.

                                     EXPERTS

      The consolidated financial statements of the Company and its subsidiaries, incorporated by reference into this prospectus from the Company's Annual Report on Form 10-K for the year ended October 31, 2007 have been audited by BDO Seidman, LLP, an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of BDO Seidman, LLP, given upon its authority as experts in auditing and accounting.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We file current, quarterly and annual reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the "Exchange Act") with the Securities and Exchange Commission (the "SEC"). You may read and copy any of these filed documents at the SEC's public reference room located at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's internet site at http://www.sec.gov.

      Our website is www.PASSUR.com (which is not intended to be an active hyperlink in this prospectus). We make available free of charge on our website our annual reports on Form 10-K and quarterly reports on Form 10-Q. The information contained on, connected to, or that can be accessed via our website is not part of this prospectus.

      We have filed with the SEC a Registration Statement on Form S-8 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of that Registration Statement, does not include all the information contained in that Registration Statement and its exhibits. For further information with respect to us and our common stock, you should consult the Registration Statement and its exhibits.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The Registration Statement and any of its amendments, including exhibits filed as a part of the Registration Statement or an amendment to the Registration Statement, are available for inspection and copying through the entities listed above.

      The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to documents containing that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents filed by us with the SEC and any future filings we will make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is complete or terminated:

      (1) The Company's Annual Report on Form 10-K (including the portions of the Company's proxy statement incorporated by reference therein) for the fiscal year ended October 31, 2007, filed with the Commission on January 29, 2008;

      (2) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2008, April 30, 2008 and July 31, 2008, filed with the Commission on March 17, 2008, June 16, 2008 and September 15, 2008, respectively;

      (3) The Company's Current Reports on Form 8-K, filed with the Commission on January 17, 2008 and April 22, 2008; and

      (4) The description of the Company's Common Stock contained in the Company's Form 8-A, filed with the Commission on March 4, 1974.

      We will provide to you without charge a copy of any or all documents incorporated by reference into this prospectus, including any exhibits to such documents that are specifically incorporated by reference in those documents. You may request copies by writing or telephoning us at our Investor Relations Department, PASSUR Aerospace, Inc. Corporation, 47 Arch Street, Greenwich, CT 06830; telephone number (203) 622-4086.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

      The following documents, as filed with the Securities and Exchange Commission (the "Commission") by PASSUR Aerospace, Inc. (the "Company") are incorporated herein by reference:

      (1) The Company's Annual Report on Form 10-K (including the portions of the Company's proxy statement incorporated by reference therein) for the fiscal year ended October 31, 2007, filed with the Commission on January 29, 2008;

      (2) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2008, April 30, 2008 and July 31, 2008, filed with the Commission on March 17, 2008, June 16, 2008 and September 15, 2008, respectively;

      (3) The Company's Current Reports on Form 8-K, filed with the Commission on January 17, 2008 and April 22, 2008; and

      (4) The description of the Company's Common Stock contained in the Company's Form 8-A, filed with the Commission on March 4, 1974.

      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing such documents.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

      Not applicable.

Item 5. Interests of Named Experts and Counsel.

      Certain legal matters with respect to the validity of the shares of common stock offered by this reoffer prospectus will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York.

Item 6. Indemnification of Directors and Officers.

      Reference is made to Section 722 of the New York Corporation Law ("BCL") which provides for indemnification of directors and officers in certain circumstances.

      Section 722 of the BCL permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The Company's certificate of incorporation and by-laws provide that it shall indemnify its directors and officers, and anyone who is or was serving at the Company's request as a director, officer, member, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to the fullest extent permitted under New York law. These indemnification provisions may be sufficiently broad to permit indemnification of its executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

      The Company maintains directors' and officers' liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer, excluding certain matters including fraudulent, dishonest or criminal acts or self dealing.

      For the undertaking with respect to indemnification, see Item 9.

Item 7. Exemption From Registration Claimed.

      With respect to the restricted securities reoffered or resold pursuant to this Registration Statement, the Company claimed an exemption from registration under the Securities Act pursuant to Section 4(2) thereof.

Item 8. Exhibits

Exhibit No. Description
----------- -----------

4.1         Form of Certificate of Common Stock 9 incorporated by reference to
            Exhibit 4 (a) of the Company's Registration Statement on Form S-1 (Registration No. 2-45130).

4.3 The Company's 1999 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K filed on April 17, 2006).

*5.1 Opinion of Cadwalader, Wickersham & Taft LLP as to the legality of the securities being registered.

*23.1.1     Consent of Cadwalader, Wickersham & Taft LLP (included in Exhibit
            5.1 above).

*23.1.2.    Consent of BDO Seidman, LLP, dated as of January 5, 2009.

*24.1 Power of Attorney (included on the signature pages to the Registration Statement).

*Filed herewith

Item 9. Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 9th day of January, 2009.

                                       PASSUR AEROSPACE, INC.


                                       By: /s/ James T. Barry
                                           -------------------------------------
                                           James T. Barry,
                                           Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James T. Barry and Jeffrey P. Devaney, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments or supplements to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite, necessary and appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, and each of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                         Title                    Date

/s/ James T. Barry                   Chief Executive Officer     January 9, 2009
-----------------------------     (Principal Executive Officer)
        James T. Barry                    and Director

/s/ Jeffrey P. Devaney               Chief Financial Officer     January 9, 2009
-----------------------------   (Principal Financial Officer and
      Jeffrey P. Devaney          Principal Accounting Officer)

/s/ G.S. Beckwith Gilbert                Chairman of the         January 9, 2009
-----------------------------          Board of Directors
    G.S. Beckwith Gilbert

/s/ John R. Keller                Executive Vice President and   January 9, 2009
-----------------------------               Director
        John R. Keller

/s/ Bruce N. Whitman                        Director             January 9, 2009
-----------------------------
       Bruce N. Whitman

/s/ Paul L. Graziani                        Director             January 9, 2009
-----------------------------
       Paul L. Graziani

/s/ Richard R. Schilling, Jr.               Director             January 9, 2009
-----------------------------
  Richard R. Schilling, Jr.

/s/ James J. Morgan                         Director             January 9, 2009
-----------------------------
       James J. Morgan

                                  EXHIBIT INDEX

Exhibit No.       Description

4.1 Form of Certificate of Common Stock 9 incorporated by reference to Exhibit 4 (a) of the Company's Registration Statement on Form S-1 (Registration No. 2-45130).

4.3 The Company's 1999 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 of the Company's Current Report on Form 8-K filed on April 17, 2006).

*5.1 Opinion of Cadwalader, Wickersham & Taft LLP as to the legality of the securities being registered.

*23.1.1           Consent of Cadwalader, Wickersham & Taft LLP (included in
                  Exhibit 5.1 above).

*23.1.2.          Consent of BDO Seidman, LLP, dated as of January 5, 2009.

*24.1 Power of Attorney (included on the signature pages to the Registration Statement).

*Filed herewith